PRESS RELEASE

Available for Immediate Publication: April 30, 2007
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
David Heaberlin, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Increases Cash Dividend
To $0.11 per Share

Merced, California, April 30, 2007 -Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today, that on April 24, 2007 its board of directors had declared a $0.11 cash dividend on the company’s common stock. The dividend is payable on June 1, 2007 to stockholders of record as of May 11, 2007.

“This cash dividend of $0.11 per share marks our fourteenth consecutive quarter of cash dividends that began in the first quarter of 2004”, stated Tom Hawker Chief Executive Officer of Capital Corp of the West. This increase, to $0.11 per share, represents a 37.5% increase over the previous level of $0.08 per share and a 120% increase over the Q1 2006 level of $0.05 per share. “We believe it is important, while bank stocks are out of favor, to acknowledge the importance of total return and so we are pleased to provide our shareholders with an increased cash dividend yield. Meanwhile, our 29 retail branches and six corporate lending centers, continue to offer a broad range of products and services to existing and new customers within the Central Valley.” continued Mr. Hawker.

Capital Corp of the West, a California bank holding company established on November 1, 1995, is the parent company of County Bank, which is currently celebrating its 30th year of service as “Central California’s Community Bank.” Currently County Bank has twenty nine branch offices and six Business Lending Centers serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara and Tuolumne. As of the latest FDIC data, County Bank has 7.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President and Chief Executive Officer at (209) 725-2276, or Dave Heaberlin, Treasurer and Chief Financial Officer, at (209) 725-7435.